Exhibit 99

[Alcoa logo]

Investor Contact	Media Contact
Nahla Azmy	Monica Orbe
(212) 836-2674	(212) 836-2632
Nahla.Azmy@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Reports Fourth Quarter 2015 and Full-Year Results

Value-Add delivers solid results and Upstream profitable, overcoming lower alumina and aluminum prices

Portfolio strengthened ahead of separation

4Q 2015 Results

•	Net loss of $500 million, or $0.39 per share;

excluding-special items, net income of $65 million, or $0.04 per share

•	Revenue of $5.2 billion, 7 percent revenue increase year-over-year from aerospace and acquisitions more than offset by a 25 percent decrease from lower alumina and aluminum prices, divestitures and closures

•	Value-Add businesses: $3.3 billion of revenue, after-tax operating income of $215 million and adjusted EBITDA of $448 million

•	Global Rolled Products: $52 million after-tax operating income; year-over-year auto sheet shipment growth of 18 percent; shifting revenue mix to higher margin products resulted in an adjusted EBITDA per metric ton increase of 19 percent year-over-year

•	Engineered Products and Solutions: record revenue of $1.4 billion as well as $123 million after-tax operating income; year-over-year aerospace revenue increased 34 percent

•	Transportation and Construction Solutions: $40 million after-tax operating income and record fourth quarter adjusted EBITDA margin of 14.6 percent

•	Upstream businesses: $2.4 billion of revenue, after-tax operating income of $58 million, and adjusted EBITDA of $239 million

•	Sequential price declines in alumina of 24 percent and aluminum of 1 percent (down 43 percent and 28 percent, respectively, in 2015); Alumina profitable and Primary Metals improved adjusted EBITDA per metric ton sequentially

•	Alcoa projecting robust global aluminum demand growth, up 6 percent over 2015, and global alumina and aluminum deficits in 2016

•	Productivity gains of $350 million year-over-year across all segments

•	$865 million in cash from operations; $467 million in free cash flow

•	$1.9 billion of cash on hand

4Q 2015 Business Highlights

•	Aerospace growth strategy delivers: three major multi-year aerospace contracts in the fourth quarter; approximately $9 billion in 2015 contracts, double the amount of 2014

•	More than $2.5 billion in multi-year agreements with Boeing for fastening systems and titanium seat tracks with RTI pull-through

•	$1.5 billion-plus multi-year agreement with GE Aviation for blades, vanes and structural parts

•	Aggressive Upstream portfolio actions:

•	Announced curtailments and closures of approximately 25 percent operating smelting and approximately 20 percent operating refining capacity in 2015

•	Launched new business improvement programs for 2016:

•	Value-Add to deliver $650 million

•	Upstream to deliver $600 million

•	Above includes overhead reduction across Alcoa with $100 million to be realized in 2016, $225 million over two years

•	Two strengthened portfolios on track for separation in the second half of 2016

•	Announced executive management teams for the future Value-Add and Upstream companies

•	Form 10 filing with the U.S. Securities and Exchange Commission targeted by mid-year

Full-Year 2015 Results

•	Net loss of $121 million, or $0.15 per share;

excluding special items, net income of $787 million, or $0.56 per share

•	Revenue of $22.5 billion, down 6 percent from 2014

•	Value-Add portfolio after-tax operating income of $1.0 billion and adjusted EBITDA up 5 percent over 2014

•	Global Rolled Products after-tax operating income of $244 million and 15 percent increase in adjusted EBITDA per metric ton; auto sheet shipments doubled from 2014

•	Engineered Products and Solutions revenue up 27 percent, after-tax operating income of $595 million and adjusted EBITDA up 9 percent

•	$1.6 billion in cash from operations; $402 million in free cash flow

•	$1.2 billion in productivity gains

New York, Jan. 11, 2016 – Lightweight metals leader Alcoa (NYSE:AA) today reported full-year 2015 results, ending the year on solid operational footing. In fourth quarter 2015, the Value-Add businesses reported strong performance, while the Upstream remained profitable despite lower alumina and aluminum prices. Every segment delivered productivity gains. The Company also undertook restructuring to further strengthen the Upstream portfolio and streamline overhead ahead of its planned separation in the second half of 2016.

In fourth quarter 2015, Alcoa reported a net loss of $500 million, or $0.39 per share. Results include $565 million in special items related primarily to closures or curtailments of capacity in the Upstream business and discrete income tax charges. Fourth quarter 2015 results compare to net income of $159 million, or $0.11 per share, in fourth quarter 2014.

Excluding special items, fourth quarter 2015 net income was $65 million, or $0.04 per share, compared to net income of $432 million, or $0.33 per share, in the year-ago period. Strong productivity gains were more than offset by lower alumina and aluminum prices. In 2015, the Midwest transaction price for primary aluminum fell $657 per metric ton, or 28 percent, and the Alumina Price Index dropped $154 per metric ton, or 43 percent.

Fourth quarter 2015 revenue was $5.2 billion, down 18 percent from $6.4 billion in fourth quarter 2014. Organic growth in aerospace and acquisitions increased revenue 7 percent, which was more than offset by a 25 percent revenue decline from lower alumina and aluminum prices, the impact of divested, curtailed or closed facilities, and unfavorable currency.

“2015 was a pivotal year for Alcoa,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “We substantially strengthened our aerospace offerings through innovations and acquisitions and our customers responded favorably, awarding us $9 billion in aerospace contracts; and we continued to ramp up our automotive business and shift the midstream to a higher-margin product mix. In the Upstream, we faced harsh headwinds with prices for alumina down 43 percent and aluminum down 28 percent. As a result of our closures, curtailments, productivity actions and new business structure we improved competitiveness and strengthened the portfolio. We are fully on track to launch two strong, standalone companies in the second half of 2016.”

Turning to the current quarter, Kleinfeld continued, “Our solid fourth quarter results reflect our active portfolio management. Aerospace momentum accelerated with record sales and a $4 billion string of major contract wins. In the midstream, adjusted EBITDA per metric ton grew 19 percent as our shift to higher value products like automotive paid off. A new $650 million Value-Add business improvement program will further sharpen our profitability edge. In the Upstream, alumina prices dropped a further 24 percent and aluminum prices stayed stubbornly low. We took aggressive actions: closed and curtailed more unprofitable capacity, accelerated productivity and weathered the storm with Upstream remaining profitable. To further boost resilience we launched a $600 million Upstream business improvement program. We ended the year in an excellent cash position, with all businesses delivering strong productivity.”

2015 Full-Year Results

In 2015, Alcoa reported a net loss of $121 million, or $0.15 per share, compared to net income of $268 million, or $0.21 per share, in 2014. Excluding the impact of special items, the Company reported net income of $787 million, or $0.56 per share, in 2015, down from $1.1 billion, or $0.92 per share, in 2014. Strong productivity and favorable currency impacts were more than offset by lower metal prices and cost increases. Revenue in 2015 was $22.5 billion, down 6 percent from $23.9 billion in 2014.

In 2015, Alcoa delivered strong performance against its financial targets. The Company achieved $1.2 billion in productivity savings, exceeding a $900 million annual target; managed return-seeking capital of $602 million against a $750 million annual target; controlled sustaining capital expenditures of $605 million against a $725 million annual target; and attained a debt-to-adjusted EBITDA ratio of 2.80, slightly above the target range.

For full-year 2015, Alcoa’s cash from operations totaled $1.6 billion, resulting in $402 million in positive free cash flow. In fourth quarter 2015, the Company’s cash from operations was $865 million, which drove $467 million in positive free cash flow. Alcoa’s debt totaled $9.1 billion at the end of 2015, with cash on hand of $1.9 billion, resulting in net debt of $7.2 billion.

Separation Update

Alcoa’s plan to separate into two publicly traded companies is expected to be completed in the second half of 2016. Alcoa has announced executive management teams for the future Value-Add and Upstream companies, both of which will be U.S. domiciled.

Alcoa is also undertaking business improvement programs across its portfolios: Value-Add will deliver $650 million and the Upstream $600 million, both in productivity and margin improvement, in 2016. This includes implementation of an overhead reduction program across the Company, of which $100 million in benefits will be realized in 2016, and $225 million over two years.

Alcoa is targeting a Form 10 filing with the U.S. Securities and Exchange Commission by mid-year, which will include financials and information regarding the form of the separation, legal and capital structure and allocation of assets and liabilities and governance structure, among other items. The separation will be completed subject to the Form 10 being declared effective, final approval from Alcoa’s Board of Directors and completed financing.

Value-Add Business Highlights

After the separation, the innovation and technology-driven Value-Add Company will include Global Rolled Products, Engineered Products and Solutions and Transportation and Construction Solutions.

For full-year 2015, these combined business segments reported revenue of $13.5 billion, after-tax operating income (ATOI) of $1.0 billion and adjusted EBITDA of $2.0 billion, up 5 percent over 2014. Other full-year highlights:

•	Global Rolled Products realized a year-over-year, 15 percent increase in adjusted EBITDA per metric ton, reflecting a shift to a higher-margin product mix; automotive sheet shipments doubled from 2014.

•	Engineered Products and Solutions revenue up 27 percent and adjusted EBITDA up 9 percent from 2014.

Alcoa secured approximately $9 billion in aerospace contracts in 2015, more than double the amount in 2014, as recent aerospace growth investments delivered value. In the fourth quarter, the Company announced long-term agreements with Boeing valued at over $2.5 billion. Alcoa will supply fastening systems for every Boeing platform and ready-to-install titanium seat track assemblies for the entire 787 Dreamliner family. The seat tracks, from raw material to finished part, will be made using titanium capabilities Alcoa gained through the RTI acquisition. Earlier today, the Company also announced a more than $1.5 billion contract with GE Aviation. Alcoa will provide advanced nickel-based superalloy, titanium and aluminum jet engine components for a broad range of GE Aviation engine programs.

The Company opened its state-of-the-art jet engine parts facility in La Porte, Indiana in the fourth quarter. The facility enables Alcoa to manufacture nickel-based structural parts that are nearly 60 percent larger for the industry’s best-selling jet engines for large commercial aircraft. In addition, Alcoa completed its jet engine expansion in Hampton, Virginia. This facility includes technology that cuts the weight of Alcoa’s highest-volume jet engine blades by 20 percent and significantly improves aerodynamic performance.

In the automotive business, Alcoa’s shipments of aluminum automotive sheet grew 18 percent and, by shifting the revenue mix to higher-margin products, EBITDA per metric ton increased 19 percent, both year-over-year. The Company’s newly expanded Alcoa, Tennessee facility continued to ramp up automotive sheet shipments in the fourth quarter. The plant will provide aluminum sheet to automakers that include Ford, Fiat Chrysler Automobiles and General Motors.

Upstream Business Highlights

After the separation, the Upstream Company will comprise five strong business units that today make up Global Primary Products: Bauxite, Alumina, Aluminum, Cast Products and Energy. In full-year 2015, the combined Upstream businesses reported revenue of $11.2 billion, ATOI of $901 million and adjusted EBITDA of $2.0 billion.

In the fourth quarter, Alcoa made significant progress executing its plan to strengthen its Upstream portfolio. As a result, the Company is on target to meet or exceed its 2016 goals of moving to the 38th percentile on the global aluminum cost curve and 21st percentile on the global alumina cost curve. During the fourth quarter, the Company:

•	Entered into a three-and-a-half year agreement with New York State to increase the competitiveness of its Massena West smelter, improving its cost position and supporting growth projects for the casthouse;

•	Announced plans to curtail smelting capacity at the Intalco and Wenatchee primary aluminum smelters in Washington State by the end of the first quarter 2016 and permanently close the Massena East, New York site; and

•	Curtailed the remaining capacity at its Suralco refinery in Suriname, as previously announced, and announced that it will curtail refining capacity at its Point Comfort, Texas refinery.

Earlier this month, Alcoa also said it will:

•	Permanently close the Warrick Operations smelter in Evansville, Indiana; and

•	Reduce additional alumina production by one million metric tons across its refining system, including curtailing the remaining capacity at its Point Comfort refinery.

Alcoa’s aggressive portfolio actions will remove approximately 25 percent operating smelting capacity and approximately 20 percent of operating refining capacity by mid-2016. Once all of the above actions are implemented, Alcoa globally will have 2.1 million metric tons of operating smelting capacity and 12.3 million metric tons of operating refining capacity remaining.

2016 End Market Projections

Alcoa projects another strong year for global aerospace sales. The Company expects 2016 global aerospace sales to increase 8 to 9 percent over 2015 on continued robust demand for large commercial aircraft and jet engines. In automotive, the Company forecasts global production growth of 1 to 4 percent, including 1 to 5 percent growth in North America driven by strong sales.

In the heavy duty truck and trailer market, Alcoa projects production of negative 3 to positive 1 percent globally. In North America, the heavy duty truck and trailer market is expected to decline 19 to 23 percent this year after a strong end for 2015, which was the fourth highest production year on record. In the packaging market, Alcoa forecasts global sales growth of 1 to 3 percent in 2016.

Alcoa expects the building and construction market to continue to improve in 2016, with global sales growth of 4 to 6 percent with the same growth range in North America.

In the industrial gas turbine market, the Company projects a 2 to 4 percent growth rate in 2016. The airfoil market continues to improve as original equipment manufacturers move to higher value-add products for new high efficiency turbines with advanced technology.

In 2016, Alcoa expects a global aluminum deficit of 1.2 million metric tons and a global alumina deficit of 2.8 million metric tons due to global curtailments. The Company also projects record global aluminum demand in 2016 of 60.5 million metric tons, up 6 percent over 2015. Global aluminum demand is expected to double between 2010 and 2020; so far this decade, global demand growth is tracking ahead of this projection.

Segment Information

Global Rolled Products

ATOI in the fourth quarter was $52 million, flat as compared to the year-ago quarter. Strong productivity and automotive shipment growth of 18 percent were offset by cost increases, volume declines in aerospace from fewer spot opportunities and packaging, portfolio actions, and investments for ramping up growth projects, including the Tennessee automotive expansion and Micromill commercialization. As a result of this segment’s ongoing transformation initiatives, including divestitures and upgrading the product mix, adjusted EBITDA per metric ton was $312 in fourth quarter 2015, up 19 percent, or $50, from $262 in the year-ago quarter.

Engineered Products and Solutions

In the fourth quarter, this segment reported record revenue of $1.41 billion, up 26 percent year-over-year; a 34 percent increase in aerospace sales; and ATOI of $123 million, essentially flat year-over-year from $124 million. The RTI acquisition contributed $7 million of ATOI to the quarter, which is net of $6 million of an unfavorable impact attributable to purchase accounting adjustments. Year-over-year, productivity improvements of $54 million and positive contributions from the Firth Rixson and RTI acquisitions were largely offset by cost headwinds, investments in growth projects and unfavorable price/mix. Compared to 2014, 2015 revenue was $5.3 billion, up 27 percent, ATOI was $595 million, up 3 percent, and adjusted EBITDA was $1.1 billion, up 9 percent.

Transportation and Construction Solutions

ATOI was $40 million in the fourth quarter, up $2 million, or 5 percent, year over year. The increase was mostly driven by productivity gains, partially offset by cost headwinds. This segment delivered a fourth quarter record adjusted EBITDA margin of 14.6 percent, compared to 12.6 percent in the year-ago quarter.

Alumina

In the face of a 24 percent alumina price decline, ATOI was $98 million in the fourth quarter, down $114 million sequentially from $212 million and $80 million lower year-over-year from $178 million. Sequentially, cost reductions slightly offset the impact of lower pricing related to both the Alumina Price Index and London Metal Exchange-based contracts and unfavorable foreign currency movements. Adjusted EBITDA per metric ton decreased $38 from third quarter 2015 to $57 in fourth quarter 2015 and decreased $28 year-over-year.

Primary Metals

ATOI in the fourth quarter was a negative $40 million, a $19 million sequential improvement from a negative $59 million, and down $307 million year-over-year from $267 million. Sequentially, ATOI improved due to lower costs for alumina and energy and higher energy sales, partially offset by a lower average realized aluminum price, resulting from both lower London Metal Exchange aluminum pricing and regional premiums. Despite third-party realized pricing declining 5 percent in fourth quarter 2015 to $1,799 per metric ton, cost improvements drove a $26 increase in adjusted EBITDA per metric ton to $30.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 11, 2016 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials will be available for viewing at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 60,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, supply/demand balances, and growth of the aerospace, automotive, and other end markets; statements regarding targeted financial results or operating performance; statements about Alcoa’s strategies, outlook, business and financial prospects, and Alcoa’s portfolio transformation; and statements regarding the separation transaction, including the future performance of Value-Add Company and Upstream Company if the separation is completed, the expected benefits of the separation, the expected timing of the Form 10 filing and the completion of the separation, and the expected qualification of the separation as a tax-free transaction. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) uncertainties as to the timing of the separation and whether it will be completed; (b) the possibility that various closing conditions for the separation may not be satisfied; (c) failure of the separation to qualify for the expected tax treatment; (d) the possibility that any third-party consents required in connection with the separation will not be received; (e) the impact of the separation on the businesses of Alcoa; (f) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on Alcoa’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns; (g) material adverse changes in aluminum industry conditions; (h) deterioration in global economic and financial market conditions generally; (i) unfavorable changes in the markets served by Alcoa; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) increases in energy costs; (l) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including executing on the Upstream business improvement plan, moving the Upstream alumina and aluminum businesses down on the industry cost curves, and increasing revenues and improving margins in the Value-Add businesses) anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements (including, without limitation, advanced aluminum alloys, Alcoa Micromill, and other materials and processes), and other initiatives; (m) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, or expansions, or international joint ventures; (n) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products; (o) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (p) the impact of cyber attacks and potential information technology or data security breaches; (q) the potential failure to retain key employees while the separation transaction is pending or after it is completed; (r) the risk that increased debt levels, deterioration in debt protection metrics, contraction in liquidity, or other factors could adversely affect the targeted credit ratings for Value-Add Company or Upstream Company; and (s) the other risk factors discussed in Alcoa’s Form 10-K for the year ended December 31, 2014, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section. Alcoa has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable effort.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31, 2014	September 30, 2015	December 31, 2015
Sales	$6,377	$5,573	$5,245

Cost of goods sold (exclusive of expenses below)	4,973	4,559	4,404
Selling, general administrative, and other expenses	271	261	262
Research and development expenses	60	55	60
Provision for depreciation, depletion, and amortization	335	318	322
Impairment of goodwill	—	—	25
Restructuring and other charges	388	66	534
Interest expense	122	123	129
Other (income) expenses, net	(6)	(15)	29

Total costs and expenses	6,143	5,367	5,765

Income (loss) before income taxes	234	206	(520)
Provision for income taxes	120	100	44

Net income (loss)	114	106	(564)

Less: Net (loss) income attributable to noncontrolling interests	(45)	62	(64)

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$159	$44	$(500)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income (loss)(1)	$0.12	$0.02	$(0.39)
Average number of shares(2)	1,196,232,954	1,280,536,623	1,310,111,498

Diluted:
Net income (loss)(1)	$0.11	$0.02	$(0.39)
Average number of shares(3)	1,217,350,305	1,294,392,945	1,310,111,498

Shipments of aluminum products (metric tons)	1,196,000	1,137,000	1,144,000

(1)	In order to calculate both basic and diluted earnings per share for the quarters ended December 31, 2014, September 30, 2015, and December 31, 2015, preferred stock dividends declared of $19, $18, and $17, respectively, need to be subtracted from Net income (loss) attributable to Alcoa.

(2)	In the fourth quarter of 2014, Alcoa issued 37 million shares of its common stock as part of the consideration paid to acquire Firth Rixson. As a result, the basic average number of shares for the quarter ended December 31, 2014 includes 17 million representing the weighted average number of shares for the length of time the 37 million shares were outstanding during the fourth quarter of 2014, and the respective basic average number of shares for the quarters ended September 30, 2015 and December 31, 2015 includes all 37 million shares.

Additionally, in the third quarter of 2015, Alcoa issued 87 million shares of its common stock to acquire RTI International Metals. As a result, the basic average number of shares for the quarter ended September 30, 2015 includes 58 million representing the weighted average number of shares for the length of time the 87 million shares were outstanding during the third quarter of 2015, and the basic average number of shares for the quarter ended December 31, 2015 includes all 87 million shares.

(3)	In the quarters ended December 31, 2014 and September 30, 2015, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The respective diluted average number of shares for the quarters ended December 31, 2014 and September 30, 2015 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive. Additionally, the diluted average number of shares for the quarter ended September 30, 2015 does not include any share equivalents related to convertible debt (acquired through RTI International Metals) as their effect was anti-dilutive. In the quarter ended December 31, 2015, the diluted average number of shares does not include any share equivalents as their effect was anti-dilutive.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Year ended
	December 31,
	2014	2015
Sales	$23,906	$22,534

Cost of goods sold (exclusive of expenses below)	19,137	18,069
Selling, general administrative, and other expenses	995	979
Research and development expenses	218	238
Provision for depreciation, depletion, and amortization	1,371	1,280
Impairment of goodwill	—	25
Restructuring and other charges	1,168	994
Interest expense	473	498
Other expenses, net	47	2

Total costs and expenses	23,409	22,085

Income before income taxes	497	449
Provision for income taxes	320	445

Net income	177	4

Less: Net (loss) income attributable to noncontrolling interests	(91)	125

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$268	$(121)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income (loss)(1)	$0.21	$(0.15)
Average number of shares(2)	1,161,718,625	1,258,689,555

Diluted:
Net income (loss)(1)	$0.21	$(0.15)
Average number of shares(3)	1,180,050,215	1,258,689,555

Common stock outstanding at the end of the period	1,216,663,661	1,310,160,141

Shipments of aluminum products (metric tons)	4,794,000	4,537,000

(1)	In order to calculate both basic and diluted earnings per share for the years ended December 31, 2014 and 2015, preferred stock dividends declared of $21 and $69, respectively, need to be subtracted from Net income (loss) attributable to Alcoa.

(2)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the basic average number of shares for the year ended December 31, 2014 includes 73 million representing the weighted average number of shares for the length of time the 89 million shares were outstanding during 2014, and the basic average number of shares for the year ended December 31, 2015 includes all 89 million shares.

Additionally, in the fourth quarter of 2014, Alcoa issued 37 million shares of its common stock as part of the consideration paid to acquire Firth Rixson. As a result, the basic average number of shares for the year ended December 31, 2014 includes 4 million representing the weighted average number of shares for the length of time the 37 million shares were outstanding during 2014, and the basic average number of shares for the year ended December 31, 2015 includes all 37 million shares.

Furthermore, in the third quarter of 2015, Alcoa issued 87 million shares of its common stock to acquire RTI International Metals. As a result, the basic average number of shares for the year ended December 31, 2015 includes 37 million representing the weighted average number of shares for the length of time the 87 million shares were outstanding during 2015.

(3)	In the year ended December 31, 2014, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The diluted average number of shares for the year ended December 31, 2014 does not include any share equivalents related to the Notes or mandatory convertible preferred stock as their effect was anti-dilutive. In the year ended December 31, 2015, the diluted average number of shares does not include any share equivalents as their effect was anti-dilutive.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2014(1)	December 31, 2015(1),(2)
ASSETS
Current assets:
Cash and cash equivalents	$1,877	$1,919
Receivables from customers, less allowances of $14 in 2014 and $13 in 2015	1,395	1,340
Other receivables	733	522
Inventories	3,082	3,442
Prepaid expenses and other current assets(3)	761	751

Total current assets	7,848	7,974

Properties, plants, and equipment	35,517	33,687
Less: accumulated depreciation, depletion, and amortization	19,091	18,872

Properties, plants, and equipment, net	16,426	14,815

Goodwill	5,247	5,406
Investments	1,944	1,685
Deferred income taxes(3)	3,175	2,676
Other noncurrent assets	2,759	4,181

Total assets	$37,399	$36,737

LIABILITIES
Current liabilities:
Short-term borrowings	$54	$38
Accounts payable, trade	3,152	2,910
Accrued compensation and retirement costs	937	850
Taxes, including income taxes(3)	265	239
Other current liabilities	1,021	1,137
Long-term debt due within one year	29	21

Total current liabilities	5,458	5,195

Long-term debt, less amount due within one year	8,769	9,044
Accrued pension benefits	3,291	3,321
Accrued other postretirement benefits	2,155	2,106
Other noncurrent liabilities and deferred credits(3)	2,932	2,742

Total liabilities	22,605	22,408

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	3	3
Common stock	1,304	1,391
Additional capital	9,284	10,019
Retained earnings	9,379	9,035
Treasury stock, at cost	(3,042)	(2,825)
Accumulated other comprehensive loss	(4,677)	(5,434)

Total Alcoa shareholders’ equity	12,306	12,244

Noncontrolling interests	2,488	2,085

Total equity	14,794	14,329

Total liabilities and equity	$37,399	$36,737

(1)	On November 19, 2014, Alcoa completed the acquisition of Firth Rixson. As a result, Alcoa’s Consolidated Balance Sheet as of December 31, 2014 included an estimate of the beginning balance sheet of Firth Rixson. This estimate resulted in the allocation of $1,227 of the $3,125 purchase price (includes $130 of contingent consideration) to various assets, primarily Properties, plants, and equipment, and liabilities with the difference included in Goodwill. In 2015, an adjustment of $128 was recorded to decrease the initial amount recorded as Goodwill. This adjustment was based on management’s final allocation of the purchase price, which was based, in part, on information from a third-party valuation of the acquired business.

(2)	The Consolidated Balance Sheet as of December 31, 2015 includes amounts related to the acquisition of RTI International Metals. These amounts are composed of an estimate of the beginning balance sheet of RTI International Metals on the acquisition date, July 23, 2015, and the changes in these balances from July 23, 2015 through December 31, 2015. The estimate of the beginning balance sheet is the result of allocating $625 of the $870 purchase price to various assets, primarily Properties, plants, and equipment, and liabilities with the difference included in Goodwill. The final allocation of the purchase price will be based, in part, on management’s review of information from a third-party valuation of the acquired business, which is expected to be completed in the second quarter of 2016.

(3)	In the fourth quarter of 2015, Alcoa adopted changes issued by the Financial Accounting Standards Board to accounting for income taxes, which requires all deferred income tax assets and liabilities to be classified as noncurrent in a classified balance sheet. These changes were to become effective for Alcoa on January 1, 2017; however, management elected the early adoption provision. As such, all deferred income tax assets and liabilities were classified in the Deferred income taxes and Other noncurrent liabilities and deferred credits, respectively, line items on the December 31, 2015 Consolidated Balance Sheet. Additionally, management elected to update the December 31, 2014 Consolidated Balance Sheet for these changes for comparative purposes. As a result, $421 of current deferred income tax assets (previously reported in Prepaid expenses and other current assets) and $83 of current deferred income tax liabilities (previously reported in Taxes, including income taxes) were reclassified to the respective, aforementioned noncurrent asset and liability line items on the December 31, 2014 Consolidated Balance Sheet.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year ended December 31,
	2014	2015
CASH FROM OPERATIONS
Net income	$177	$4
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,372	1,280
Deferred income taxes	(35)	113
Equity income, net of dividends	104	158
Impairment of goodwill	—	25
Restructuring and other charges	1,168	994
Net gain from investing activities – asset sales	(47)	(74)
Net periodic pension benefit cost(1)	423	485
Stock-based compensation	87	92
Excess tax benefits from stock-based payment arrangements	(9)	(9)
Other	66	(32)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) decrease in receivables	(312)	212
(Increase) in inventories	(355)	(64)
(Increase) decrease in prepaid expenses and other current assets	(25)	26
Increase (decrease) in accounts payable, trade	256	(70)
(Decrease) in accrued expenses	(451)	(437)
Increase (decrease) in taxes, including income taxes	7	(54)
Pension contributions	(501)	(470)
(Increase) in noncurrent assets(1),(2)	(42)	(370)
(Decrease) in noncurrent liabilities(1)	(209)	(227)

CASH PROVIDED FROM OPERATIONS	1,674	1,582

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	(2)	(16)
Additions to debt (original maturities greater than three months)	2,878	1,901
Debt issuance costs	(17)	(3)
Payments on debt (original maturities greater than three months)(3)	(1,723)	(2,030)
Proceeds from exercise of employee stock options	150	25
Excess tax benefits from stock-based payment arrangements	9	9
Issuance of mandatory convertible preferred stock	1,211	—
Dividends paid to shareholders	(161)	(223)
Distributions to noncontrolling interests	(120)	(106)
Contributions from noncontrolling interests	53	2
Acquisitions of noncontrolling interests	(28)	—

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	2,250	(441)

INVESTING ACTIVITIES
Capital expenditures	(1,219)	(1,180)
Acquisitions, net of cash acquired(4)	(2,385)	97
Proceeds from the sale of assets and businesses(5)	253	112
Additions to investments	(195)	(134)
Sales of investments	57	40
Net change in restricted cash	(2)	(20)
Other	31	25

CASH USED FOR INVESTING ACTIVITIES	(3,460)	(1,060)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(24)	(39)

Net change in cash and cash equivalents	440	42
Cash and cash equivalents at beginning of year	1,437	1,877

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,877	$1,919

(1)	In the first quarter of 2015, management decided to reflect the net periodic benefit cost related to Alcoa-sponsored defined benefit pension plans as a separate line item in the Statement of Consolidated Cash Flows. In prior periods, a portion of this amount was reported in both the (Increase) in noncurrent assets (overfunded plans) and the (Decrease) in noncurrent liabilities (underfunded plans) line items. As a result, the Statement of Consolidated Cash Flows for the year ended December 31, 2014 was revised to conform to the current period presentation.

(2)	The (Increase) in noncurrent assets line item for the year ended December 31, 2015 includes a $300 prepayment related to a natural gas supply agreement for three alumina refineries in Western Australia, which are owned by Alcoa’s majority-owned subsidiary, Alcoa of Australia Limited.

(3)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. This transaction was not reflected in the Statement of Consolidated Cash Flows for the year ended December 31, 2014 as it represents a noncash financing activity.

(4)	In the fourth quarter of 2014, Alcoa paid $2,995 (net of cash acquired) to acquire Firth Rixson. A portion of this consideration was paid through the issuance of 37 million shares in Alcoa common stock valued at $610. The issuance of common stock was not reflected in the Statement of Consolidated Cash Flows for the year ended December 31, 2014 as it represents a noncash investing activity.

In the third quarter of 2015, Alcoa issued 87 million shares of its common stock valued at $870 to acquire RTI International Metals. The issuance of common stock was not reflected in the Statement of Consolidated Cash Flows for the year ended December 31, 2015 as it represents a noncash investing activity. However, through this acquisition, Alcoa acquired $302 in cash, which was reflected as a cash inflow in the Acquisitions, net of cash acquired line item on the Statement of Consolidated Cash Flows for the year ended December 31, 2015.

(5)	Proceeds from the sale of assets and businesses for the year ended December 31, 2015 includes a cash outflow for cash paid as a result of post-closing adjustments associated with the December 2014 divestiture of three rolling mills in Spain and France.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	4Q14	2014	1Q15	2Q15	3Q15	4Q15	2015
Alumina:
Alumina production (kmt)	4,161	16,606	3,933	3,977	3,954	3,856	15,720
Third-party alumina shipments (kmt)	2,928	10,652	2,538	2,706	2,798	2,713	10,755
Third-party sales	$1,017	$3,509	$887	$924	$912	$732	$3,455
Intersegment sales	$469	$1,941	$501	$431	$391	$364	$1,687
Equity loss	$(10)	$(29)	$(7)	$(11)	$(9)	$(14)	$(41)
Depreciation, depletion, and amortization	$90	$387	$80	$77	$71	$68	$296
Income taxes	$75	$153	$92	$87	$85	$36	$300
After-tax operating income (ATOI)	$178	$370	$221	$215	$212	$98	$746
Primary Metals:
Aluminum production (kmt)	731	3,125	711	701	700	699	2,811
Third-party aluminum shipments (kmt)	637	2,534	589	630	615	644	2,478
Alcoa’s average realized price per metric ton of aluminum	$2,578	$2,405	$2,420	$2,180	$1,901	$1,799	$2,069
Third-party sales	$1,852	$6,800	$1,572	$1,534	$1,249	$1,236	$5,591
Intersegment sales	$749	$2,931	$692	$562	$479	$437	$2,170
Equity income (loss)	$11	$(34)	$(3)	$(5)	$(7)	$3	$(12)
Depreciation, depletion, and amortization	$117	$494	$109	$109	$106	$105	$429
Income taxes	$89	$203	$57	$6	$(49)	$(42)	$(28)
ATOI	$267	$594	$187	$67	$(59)	$(40)	$155
Global Rolled Products:
Third-party aluminum shipments (kmt)	487	1,964	432	462	449	432	1,775
Third-party sales	$1,888	$7,351	$1,621	$1,668	$1,527	$1,422	$6,238
Intersegment sales	$46	$185	$36	$34	$29	$26	$125
Equity loss	$(8)	$(27)	$(9)	$(7)	$(8)	$(8)	$(32)
Depreciation, depletion, and amortization	$57	$235	$56	$56	$56	$59	$227
Income taxes(1)	$16	$89	$36	$25	$28	$20	$109
ATOI(1)	$52	$245	$54	$76	$62	$52	$244
Engineered Products and Solutions(2):
Third-party sales	$1,114	$4,217	$1,257	$1,279	$1,397	$1,409	$5,342
Depreciation, depletion, and amortization	$42	$137	$51	$54	$61	$67	$233
Income taxes(1)	$64	$298	$76	$81	$71	$54	$282
ATOI(1)	$124	$579	$156	$165	$151	$123	$595
Transportation and Construction Solutions(2):
Third-party sales	$500	$2,021	$471	$492	$475	$444	$1,882
Depreciation, depletion, and amortization	$11	$42	$10	$11	$11	$11	$43
Income taxes(1)	$14	$69	$14	$17	$18	$14	$63
ATOI(1)	$38	$180	$38	$44	$44	$40	$166
Reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa(2):
Total segment ATOI(1)	$659	$1,968	$656	$567	$410	$273	$1,906
Unallocated amounts (net of tax):
Impact of LIFO	(21)	(54)	7	36	50	43	136
Metal price lag(1)	22	78	(23)	(39)	(48)	(23)	(133)
Interest expense	(80)	(308)	(80)	(80)	(80)	(84)	(324)
Noncontrolling interests	45	91	(60)	(67)	(62)	64	(125)
Corporate expense	(80)	(284)	(62)	(65)	(72)	(67)	(266)
Impairment of goodwill	—	—	—	—	—	(25)	(25)
Restructuring and other charges	(307)	(894)	(161)	(159)	(48)	(374)	(742)
Other	(79)	(329)	(82)	(53)	(106)	(307)	(548)

Consolidated net income (loss) attributable to Alcoa	$159	$268	$195	$140	$44	$(500)	$(121)

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Global Rolled Products and Engineered Products and Solutions (now Engineered Products and Solutions and Transportation and Construction Solutions – see footnote 2 below) segments in order to enhance the visibility of the underlying operating performance of these businesses. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by the respective segment. The impact of metal price lag is now reported as a separate line item in Alcoa’s reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa. As a result, this change does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was updated to reflect this change.

(2)	In the third quarter of 2015, management approved a realignment of Alcoa’s Engineered Products and Solutions segment due to the expansion of this part of Alcoa’s business portfolio through both organic and inorganic growth. This realignment consisted of moving both the Alcoa Wheel and Transportation Products and Building and Construction Systems business units to a new reportable segment named Transportation and Construction Solutions. Additionally, the Latin American soft alloy extrusions business previously included in Corporate was moved into the new Transportation and Construction Solutions segment. The remaining Engineered Products and Solutions segment consists of the Alcoa Fastening Systems and Rings (renamed to include portions of the Firth Rixson business acquired in November 2014), Alcoa Power and Propulsion (includes the TITAL business acquired in March 2015), Alcoa Forgings and Extrusions (includes the other portions of Firth Rixson), and Alcoa Titanium and Engineered Products (a new business unit that represents the RTI International Metals business acquired in July 2015) business units. Segment information for all prior periods presented was updated to reflect the new segment structure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions, except per-share amounts)

Adjusted Income	Quarter ended			Year ended
	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
Net income (loss) attributable to Alcoa	$159	$44	$(500)	$268	$(121)

Restructuring and other charges	200	30	306	703	635

Discrete tax items(1)	16	4	187	33	186

Other special items(2)	57	31	72	112	87

Net income attributable to Alcoa – as adjusted	$432	$109	$65	$1,116	$787

Diluted EPS(3):

Net income (loss) attributable to Alcoa common shareholders	$0.11	$0.02	$(0.39)	$0.21	$(0.15)

Net income attributable to Alcoa common shareholders – as adjusted	0.33	0.07	0.04	0.92	0.56

Net income (loss) attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income (loss) attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

(1)	Discrete tax items include the following:

•	for the quarter ended December 31, 2015, a charge for valuation allowances related to certain U.S. and Iceland deferred tax assets ($190) and a net benefit for a number of small items ($3);

•	for the quarter ended September 30, 2015, a net charge for a number of small items;

•	for the quarter ended December 31, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Spain due to a tax rate change ($16), a benefit for an adjustment to the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($3), and a net charge for a number of small items ($3);

•	for the year ended December 31, 2015, a charge for valuation allowances related to certain U.S. and Iceland deferred tax assets ($190) and a net benefit for a number of small items ($4); and

•	for the year ended December 31, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($31), a charge for the remeasurement of certain deferred tax assets of a subsidiary in Spain due to a tax rate change ($16), and a net benefit for a number of other items ($14).

(2)	Other special items include the following:

•	for the quarter ended December 31, 2015, a write-down of inventory related to the permanent closure or temporary curtailment of various facilities in Suriname and the United States ($28), an impairment of goodwill related to the soft alloy extrusions business in Brazil ($25), costs associated with the planned separation of Alcoa ($12), a net unfavorable change in certain mark-to-market energy derivative contracts ($5), and an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($2);

•	for the quarter ended September 30, 2015, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($27), a gain on the sale of land in the United States and an equity investment in a China rolling mill ($25), costs associated with the planned separation of Alcoa and the acquisition of RTI International Metals ($22), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($16), a write-down of inventory related to a refinery in Suriname ($13), and a net unfavorable change in certain mark-to-market energy derivative contracts ($10);

•	for the quarter ended December 31, 2014, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($81), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($44), costs associated with the acquisition of Firth Rixson and the then-planned acquisition of TITAL ($22), and a net favorable change in certain mark-to-market energy derivative contracts ($2);

•	for the year ended December 31, 2015, costs associated with the planned separation of Alcoa and the acquisitions of RTI International Metals and TITAL ($46), a gain on the sale of land in the United States and an equity investment in a China rolling mill ($44), a write-down of inventory related to the permanent closure or temporary curtailment of various facilities in Suriname, the United States, Brazil, and Australia ($43), an impairment of goodwill related to the soft alloy extrusions business in Brazil ($25), and a net unfavorable change in certain mark-to-market energy derivative contracts ($17); and

•	for the year ended December 31, 2014, a write-down of inventory related to the permanent closure of various facilities in Italy, Australia, and the United States ($47), costs associated with the acquisition of Firth Rixson and the then-planned acquisition of TITAL ($47), a gain on the sale of both a mining interest in Suriname and an equity investment in a China rolling mill ($20), an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($19), costs associated with preparation for and ratification of a new labor agreement with the United Steelworkers ($11), a net unfavorable change in certain mark-to-market energy derivative contracts ($6), and a loss on the write-down of an asset to fair value ($2).

(3)	The average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa common shareholders excludes certain share equivalents as their effect was anti-dilutive (see footnote 3 to the Statement of Consolidated Operations). However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income attributable to Alcoa common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:

•	for the quarter ended December 31, 2015, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 1,324,378,133;

•	for the quarter ended September 30, 2015, no additional share equivalents were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 1,294,392,945;

•	for the quarter ended December 31, 2014, share equivalents associated with mandatory convertible preferred stock were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 1,294,701,805 (the subtraction of preferred stock dividends declared from the numerator (see footnote 1 to the Statement of Consolidated Operations) needs to be reversed since the related mandatory convertible preferred stock was dilutive);

•	for the year ended December 31, 2015, share equivalents associated with both outstanding employee stock options and awards and convertible notes related to the acquisition of RTI International Metals were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 1,288,633,988 (after-tax interest expense of $8 needs to be added back to the numerator since the convertible notes were dilutive); and

•	for the year ended December 31, 2014, share equivalents associated with both Alcoa’s 5.25% convertible notes and mandatory convertible preferred stock were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 1,217,720,724 (after-tax interest expense of $6 needs to be added back to the numerator since the convertible notes were dilutive and the subtraction of $19 of the preferred stock dividends declared from the numerator (see footnote 1 to the Statement of Consolidated Operations) needs to be reversed since the related mandatory convertible preferred stock was dilutive).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
Net income (loss) attributable to Alcoa	$159	$44	$(500)	$268	$(121)

Add:
Net (loss) income attributable to noncontrolling interests	(45)	62	(64)	(91)	125
Provision for income taxes	120	100	44	320	445
Other (income) expenses, net	(6)	(15)	29	47	2
Interest expense	122	123	129	473	498
Restructuring and other charges	388	66	534	1,168	994
Impairment of goodwill	—	—	25	—	25
Provision for depreciation, depletion, and amortization	335	318	322	1,371	1,280

Adjusted EBITDA	$1,073	$698	$519	$3,556	$3,248

Adjusted EBITDA Measures:

Sales	$6,377	$5,573	$5,245	$23,906	$22,534
Adjusted EBITDA Margin	16.8%	12.5%	9.9%	14.9%	14.4%

Total Debt				$8,852	$9,103
Debt-to-Adjusted EBITDA Ratio				2.49	2.80

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions except per metric ton amounts)

Segment Measures Adjusted EBITDA	Alumina					Primary Metals
	Quarter ended			Year ended		Quarter ended			Year ended
	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
After-tax operating income (ATOI)	$178	$212	$98	$370	$746	$267	$(59)	$(40)	$594	$155

Add:
Depreciation, depletion, and amortization	90	71	68	387	296	117	106	105	494	429

Equity loss (income)	10	9	14	29	41	(11)	7	(3)	34	12
Income taxes	75	85	36	153	300	89	(49)	(42)	203	(28)
Other	2	(1)	2	(28)	1	(2)	(2)	1	(6)	(2)

Adjusted EBITDA	$355	$376	$218	$911	$1,384	$460	$3	$21	$1,319	$566

Production (thousand metric tons) (kmt)	4,161	3,954	3,856	16,606	15,720	731	700	699	3,125	2,811

Adjusted EBITDA / Production ($ per metric ton)	$85	$95	$57	$55	$88	$629	$4	$30	$422	$201

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures Adjusted EBITDA	Global Rolled Products(1)
	Quarter ended			Year ended
	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
After-tax operating income (ATOI)	$52	$62	$52	$245	$244

Add:
Depreciation, depletion, and amortization	57	56	59	235	227
Equity loss	8	8	8	27	32
Income taxes	16	28	20	89	109
Other	—	(1)	—	(1)	(1)

Adjusted EBITDA	$133	$153	$139	$595	$611

Total shipments (thousand metric tons) (kmt)	508	464	446	2,056	1,836

Adjusted EBITDA / Total shipments ($ per metric ton)	$262	$330	$312	$289	$333

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Global Rolled Products segment in order to enhance the visibility of the underlying operating performance of this business. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by this segment. The impact of metal price lag is now reported as a separate line item in Alcoa’s reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa. As a result, this change does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was updated to reflect this change. See Segment Information above for additional information.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Segment Measures Adjusted EBITDA	Engineered Products and Solutions(1),(2)					Transportation and Construction Solutions(1),(2)
	Quarter ended			Year ended		Quarter ended			Year ended
	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
After-tax operating income (ATOI)	$124	$151	$123	$579	$595	$38	$44	$40	$180	$166

Add:
Depreciation, depletion, and amortization	42	61	67	137	233	11	11	11	42	43
Income taxes	64	71	54	298	282	14	18	14	69	63
Other	(1)	—	—	—	—	—	(1)	—	—	(1)

Adjusted EBITDA	$229	$283	$244	$1,014	$1,110	$63	$72	$65	$291	$271

Third-party sales	$1,114	$1,397	$1,409	$4,217	$5,342	$500	$475	$444	$2,021	$1,882

Adjusted EBITDA Margin	20.6%	20.3%	17.3%	24.0%	20.8%	12.6%	15.2%	14.6%	14.4%	14.4%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Engineered Products and Solutions (now Engineered Products and Solutions and Transportation and Construction Solutions – see footnote 2 below) segment in order to enhance the visibility of the underlying operating performance of this business. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by this segment. The impact of metal price lag is now reported as a separate line item in Alcoa’s reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa. As a result, this change does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was updated to reflect this change. See Segment Information above for additional information.

(2)	In the third quarter of 2015, management approved a realignment of Alcoa’s Engineered Products and Solutions segment due to the expansion of this part of Alcoa’s business portfolio through both organic and inorganic growth. This realignment consisted of moving both the Alcoa Wheel and Transportation Products and Building and Construction Systems business units to a new reportable segment named Transportation and Construction Solutions. Additionally, the Latin American soft alloy extrusions business previously included in Corporate was moved into the new Transportation and Construction Solutions segment. The remaining Engineered Products and Solutions segment consists of the Alcoa Fastening Systems and Rings (renamed to include portions of the Firth Rixson business acquired in November 2014), Alcoa Power and Propulsion (includes the TITAL business acquired in March 2015), Alcoa Forgings and Extrusions (includes the other portions of Firth Rixson), and Alcoa Titanium and Engineered Products (a new business unit that represents the RTI International Metals business acquired in July 2015) business units. Segment information for all prior periods presented was updated to reflect the new segment structure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Free Cash Flow	Quarter ended			Year ended
	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
Cash from operations	$1,458	$420	$865	$1,674	$1,582

Capital expenditures	(469)	(268)	(398)	(1,219)	(1,180)

Free cash flow	$989	$152	$467	$455	$402

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Days Working Capital	Quarter ended
	December 31, 2014	September 30, 2015(3)	December 31, 2015(3)
Receivables from customers, less allowances	$1,513	$1,489	$1,428
Add: Deferred purchase price receivable(1)	395	382	324

Receivables from customers, less allowances, as adjusted	1,908	1,871	1,752
Add: Inventories	3,064	3,443	3,523
Less: Accounts payable, trade	3,021	2,871	2,849

Working Capital(2)	$1,951	$2,443	$2,426

Sales	$6,377	$5,573	$5,245

Days Working Capital	28	40	43

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

(1)	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.

(2)	The Working Capital for each period presented represents an average quarter Working Capital, which reflects the capital tied up during a given quarter. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the three months during the respective quarter.

(3)	In the quarters ended September 30, 2015 and December 31, 2015, Working Capital and Sales include $708 and $387, respectively, and $924 and $422 respectively, related to three acquisitions, Firth Rixson (November 2014), TITAL (March 2015), and RTI International Metals (July 2015). Excluding these amounts, Days Working Capital was 31 and 29 for the quarters ended September 30, 2015 and December 31, 2015, respectively.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Net Debt	December 31, 2014	September 30, 2015	December 31, 2015
Short-term borrowings	$54	$50	$38
Long-term debt due within one year	29	136	21
Long-term debt, less amount due within one year	8,769	9,091	9,044

Total debt	$8,852	$9,277	$9,103

Less: Cash and cash equivalents	1,877	1,739	1,919

Net debt	$6,975	$7,538	$7,184

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.